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Exhibit 4.5

CONSENT

        Reference is made to the registration statement on Form F-80 (the "Registration Statement") of Noranda Inc. and Falconbridge Limited to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof.

        We hereby consent to the references to our name in the sections titled "The Amalgamation — Background and Reasons for the Amalgamation" and "The Amalgamation — Prior Valuations" in the Circular included in the Registration Statement and to the references to our opinion contained therein.

Dated: June 2, 2005	/s/ TD SECURITIES INC. TD SECURITIES INC.

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CONSENT